Exhibit 10.2

EMPLOYMENT AGREEMENT FOR
SCOTT B. CONNER

July 1, 2004

RE:	Offer of Employment
Scott B. Conner

Dear Scott:

I am delighted to confirm our offer of the Corporate-based position, Vice President Strategic Planning and Corporate Development. In this challenging role, you will report to the Chief Executive Officer, Stephen Bershad, where you will be responsible for leading the strategic direction of the company, identifying and implementing potential acquisitions, providing a leading role in investor relations and coordinating all company wide marketing activities.  Axsys will consider your start date to be Monday July 19, 2004.  The purpose of this letter is to confirm the terms of our employment offer.

Your base salary will be $15,416.67  (Gross) per month, which is payable bi-weekly. You will also be eligible for a target bonus of 50% of your annual base salary. The attainment of this bonus will be based on EBAIT performance of the company and successfully achieving certain mutually agreed objectives.  I do want to point out that for the 2004 calendar year, your participation in this bonus plan will be on a pro rata basis.

In terms of benefits, you will be eligible to participate in a full range of Axsys Technologies benefit programs, including the Executive Supplemental Plan which provide medical, dental, life and disability insurance, 30 days from your date of hire. You may also participate in the Company’s retirement savings plan (401K) through Fidelity Investments after six months from your date of hire.  If you choose to join this plan, Axsys will match, dollar for dollar, the first 3% of your eligible compensation. After that, Axsys matches the next 2% of your eligible compensation at fifty cents on the dollar. You will be entitled to three weeks of paid vacation per calendar year.  I will be glad to review all of the terms of our benefit offerings with you at your convenience.

We will recommend that you be awarded an Incentive Stock Option grant of 45,000 post-split shares of Axsys common stock, contingent upon approval by the Axsys Board of Directors. The option price will be determined by the market price of the stock at 4:00 P.M. on your date of hire. The Axsys ISO plan vests in equal installments at the rate of 20% per year, and would be fully vested after five (5) years of consecutive employment.

In terms of your relocation to the Connecticut area, Axsys is prepared to assist you financially with all actual expenses associated with your move, not including real estate commissions, up to an expected maximum of $25,000 and will “gross up” the tax liability on actual imputed income.

Finally, as you and Steve have discussed, we will put together a severance protection agreement shortly after your start with the company, in the event that a “change in control” occurs with Axsys. The Change of Control agreement would be in addition to a severance protection agreement, which will provide for continuation of your salary for 6 months or until you find other employment, which ever is shorter, in the event of your termination by us for reasons other than cause.

This offer of employment is contingent upon the following:

•                  Your acceptance of the terms of this letter by signing and returning one copy of the letter to us by July 6, 2004; and

•                  You’re signing the “Employment Matters” agreement (See attached, Exhibit A). This letter covers such matters as proprietary information and confidentiality. If you have any questions about the material covered in Exhibit A, please do not hesitate to contact me.

It should be understood that this letter merely confirms our understanding and does not constitute an employee contract (i.e., either one of us can terminate employment at will, with or without cause). Further, this offer of employment supersedes any prior or subsequent oral representation that might be made. Finally, if you have any questions about the terms covered herein, please contact me immediately.

In conclusion, on behalf of the entire Axsys management team, we truly look forward to working with you as we continue to grow our exciting business. In this regard, I am confident that your contributions will have a very positive impact on Axsys Technologies as we reach for new heights.

Please sign and date this letter indicating that you understand and accept the terms covered herein, and send it to me as soon as possible.

Sincerely,

/s/ Lynn M. Kerley
Lynn M. Kerley
Corporate Human Resources Manager

cc:	Stephen Bershad
David Almeida

Understood and Accepted:

Scott B. Conner	Date